Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 5, 2019, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-232271) and related Prospectus of Medallia, Inc. for the registration of 16,675,000 shares of its common stock.

/s/ Ernst & Young LLP

San Jose, California

July 8, 2019